Exhibit 10.5
PURCHASE AGREEMENT
     This Purchase Agreement (“Agreement”) is made and entered into effective as of October 7, 2005 (“Effective Date”) by and between Voltaire Ltd., an Israeli corporation, with its principal place of business at 9 Hamenofim Street, Herzeliya 46725, Israel (“Purchaser”), and Mellanox Technologies Ltd., an Israeli corporation, with its principal place of business at Hermon Building, Yokneam, Israel 20692 (“Mellanox”).
     1. Definitions. As used in this Agreement, these terms shall have the following definitions:
     1.1 “Accepted Order” means an Order as to which Mellanox has issued its Acknowledgment accepting the Order as set forth in Section 2.3.
     1.2 “Confidential Information” means any confidential or proprietary information of either party, including any source code, tools, designs, schematics, plans or any other information relating to any product, research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan, or financial or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, customers, employees, investors or business, and identified by the disclosing party as propriety or confidential, whether in oral form, or in written, graphic or electronic form. Without limiting the foregoing, all Product Specifications and pricing information regarding the Products shall be deemed the Confidential Information of Mellanox (or of Purchaser to the extent provided by Purchaser) regardless of any marking requirement or failure to identify such information as confidential or proprietary at the time of disclosure.
     1.3 “Custom Product” means a Product that is customized by Mellanox to meet particular Purchaser specifications and requirements.
     1.4 “Delivery Date” means the date specified in an Accepted Order for the delivery of Product by Mellanox.
     1.5 “Documentation” means the end user technical documentation provided by Mellanox on its secure document distribution website and all other documents, written or electronic, provided or made available by Mellanox, with respect to the Product.
     1.6 “Eligible Purchaser” means Purchaser’s subsidiaries and affiliates and, as may be mutually agreed in writing by Mellanox and Purchaser, Purchaser’s contractors and other third parties.
     1.7 “Epidemic Failure” means Products that experience one or more of the following: (a) a similar confirmed defect of the same root cause at a rate of five percent (5%) and at least 25 units in any 90 day rolling period, of the Products delivered under this Agreement, provided the Products have been released to general availability by Mellanox (b) recalls, or (c) safety defects.
     1.8 “Lead Time” means the time between the date an Order is received and the delivery of the Products thereunder. [Note: the lead time sets the minimum general delivery period obligation and is not connected to a specific order. Therefore the reference to “Delivery Date” is not suitable]
     1.9 “Order” means a written purchase order issued to Mellanox by Purchaser or by an Eligible Purchaser for any of the Products.

     1.10 “Product” means the product(s) purchasable by Purchaser hereunder, as set forth on Exhibit A, including any software incorporated therein and all related Documentation and other deliverables provided pursuant to this Agreement.
     1.11 “Product Specifications” means the applicable technical and functional specifications for the Products as evidenced in the Documentation, and any other requirements which may be agreed to by the parties.
     1.12 “Technical Information” means Mellanox’s manufacturing information and technology necessary to produce and provide support for the Products, including: (i) specifications, software, source codes, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of Product; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials that may be agreed to by the parties.
     1.13 “Technical Support Services” means support provided by Mellanox’s Field / Factory Applications personnel relative to the operation, proper use and functionality of Products.
     2. Forecasts And Orders
     2.1 Forecasts, Inventory Reports. On a quarterly basis, Purchaser will provide Mellanox with a non-binding twelve (12) month rolling forecast of its estimated requirements for each Product (“Forecasts”). Forecasts shall constitute good faith estimates of Purchaser’s anticipated requirements for Products for the applicable time period.
     2.2 Orders. Purchaser shall issue Orders for the Products pursuant to Mellanox’s standard Lead Times set for the in Exhibit A hereto (“Standard Lead Time”). Mellanox may change such Standard Lead Times in its sole discretion upon a 30-day written notice to Purchaser, such change shall apply only to Orders received following the lapse of such notice period, provided that quantities ordered during the notice period are consistent with the then current forecast, historical run rates and past purchases. Purchaser may at anytime request quantities in addition to the then current forecast and Mellanox will use commercially reasonable efforts to meet Purchasers request. Each Order shall include: (a) Purchaser’s Order number; (b) identification of Products ordered by Purchaser and corresponding Mellanox part number; (c) requested delivery date; (d) shipping instructions, including preferred carrier and shipping destination (complete address); (e) price of Products ordered; (f) billing location (complete address); (g) Purchaser’s tax status (exempt or non-exempt) and (h) special agreed on requirements and specifications or a reference to them. Mellanox shall not be obligated to accept any Order from Purchaser in an amount of less than Two Hundred Dollars ($200).
          Mellanox agrees that all Eligible Purchasers may purchase Products pursuant to the terms of this Agreement, provided that: (i) nothing herein makes Purchaser liable or otherwise responsible for any purchases or obligations of any Eligible Purchaser; (ii) purchases by any such Eligible Purchaser are for the production of Purchaser’s assemblies or are otherwise related to the support of Purchaser’s products; (iii) as may reasonably be requested by Mellanox, Purchaser will provide reasonable confirmation that such purchases by any Eligible Purchaser are intended for Purchaser’s products; and (iv) such Eligible Purchaser agrees (in a writing delivered to Mellanox) to be bound by all of Purchaser’s obligations hereunder with respect to the Order sent by such Eligible Purchaser.
     2.3 Order Acceptance. Mellanox’s standard order acceptance process is to acknowledge acceptance or propose modifications to orders within three (3) business days of receipt. Any such order acknowledgement accepting an Order will set forth Mellanox delivery dates, consistent with the Standard Lead Time and per Section 2.2 Acceptance of an Order by Mellanox to Purchaser means that the terms of the Order have been agreed and Mellanox accepts the Order and the terms of such Order, though only to the extent consistent with the terms of this Agreement. Provided that Purchaser is then in material compliance with this Agreement, Mellanox will use its reasonable best efforts to accept all Orders placed that are consistent with the Standard Lead Times and Purchasers’ forecasts and its reasonable commercial efforts to accept Orders that are outside such Standard Lead Times or forecasts. Any terms or conditions of any Order that are in addition to or are inconsistent with the terms of this Agreement (other than terms relating to pricing, payment terms and delivery dates) will be deemed stricken from such Order, notwithstanding any acknowledgment or acceptance of such Order by Mellanox, and are hereby rejected.
     2.4 Rescheduling, Reconfiguration and Cancellation. Except as stated herein, Purchaser may not cancel, reschedule or reconfigure an Order without Mellanox’s prior written consent on a case-by-case basis. Purchaser may only reschedule, cancel or reconfigure an Order as follows: (i) for all Standard Semiconductor, HCA Card and Customized HCA Card Products no cancellations or reschedules without the prior written consent of Mellanox, except as set forth in Exhibit B; and (ii) for Custom Products that were already manufactured and cannot be sold by Mellanox to other parties, evaluation board Products, risk units, and units from the first three wafer lots of production, other Products that are still in test phase or have not otherwise been authorized by Mellanox for general availability, or units expedited to meet requirements inside of Standard Lead Time, no cancellations or reschedules are permitted, all provided that the Accepted Order clearly designated such Products as non-cancelable items and Purchaser expressly agrees in writing to such designation. With respect to units expedited to meet requirements inside of Lead Time or that otherwise require Mellanox to incur additional production charges, subject to Mellanox’s agreement to undertake such activity, in addition to any payment required to be made by Purchaser under Exhibit B in the event of a rescheduling, reconfiguration or cancellation, Purchaser will also pay such additional production or expediting charges that are pre-approved in writing by Purchaser.
     2.5 Product Changes.
          (a) Initiated by Mellanox. Mellanox will notify Purchaser in writing of any proposed changes and modifications in specification, construction, or design that may have any effect on form, fit or function, or any other material change of any Product or Product component (an “Engineering Change”) and will use commercially reasonable efforts to provide such information at least one hundred and twenty (120) days prior to the first commercial use of any Product involving an Engineering Change, in accordance with Mellanox’s standard product change notification procedures as set forth in Exhibit E. Unless Purchaser expressly agrees otherwise, all Orders with a Delivery Date that is earlier than 120 days from the date of receipt by Purchaser of a notice of an Engineering Change shall be for Products that do not contain such Engineering change. In the event that any Engineering Change has an adverse effect on the performance of Purchaser’s products that incorporate the changed Products Mellanox shall work with Purchaser to reasonably assist the Purchaser to overcome such adverse effect.

          (b) Requested by Purchaser. Engineering Changes to Products requested by Purchaser will be implemented by Mellanox only upon mutual written agreement.
     2.6 Product Discontinuation. Unless otherwise agreed, Mellanox may discontinue the manufacture or supply of any Product (a “Discontinued Product”), provided that it first gives written notice to Purchaser in no event less than six (6) months in advance of the last date the Discontinued Product can be ordered (the “Notice Period”). After receipt of notice of discontinuance, during the Notice Period, Purchaser may Purchase from Mellanox such commercially reasonable quantity of the Discontinued Product as Purchaser may reasonably deem necessary for its future requirements. Mellanox will continue to provide Discontinued Product to Purchaser and to facilitate transition to by Purchaser to new products for a period not to exceed nine (9) months following Purchaser’s receipt of notice of discontinuance. If requested by Purchaser and mutually agreed by Mellanox, Mellanox shall grant Purchaser a royalty bearing license to continue the production of such products in order to be able to fulfill its existing commitments to its customers. The aforesaid shall not affect Mellanox’s responsibilities under Section 5 as related to warranty obligations, and under Section 6 as related to spare parts availability or technical support.
     3. Delivery.
     3.1 Risk of Loss and Title. Delivery of all Products shall be made ex works (INCOTERMS 2000) Mellanox distribution facilities for the applicable Product (the “Distribution Point”). Risk of loss for the Products shall pass to Purchaser following delivery at the Distribution Point. Purchaser shall be responsible for paying all transportation charges and, if it chooses to obtain insurance, for insurance charges and such charges will be separately listed in the applicable invoice and are not included in the list price for the Products. Title to the Products will pass to Purchaser upon delivery at the Distribution Point, provided that at no time will title to any software incorporated in the Product pass to Purchaser; software is licensed, not sold, to Purchaser as set forth below.
     3.2 Delivery. Mellanox shall deliver the Products to Purchaser in accordance with the Accepted Order with regard to the requested delivery date, delivery address, carrier and means of transportation or routing. Mellanox may ship partial orders provided the partial order shipped includes at least 80% of the quantity scheduled for delivery. Any partial shipment of the aforementioned variance is subject to the prior written approval of Purchaser. If Purchaser fails to provide shipping instructions, Mellanox will make the selection of carrier on a commercially reasonable basis. Purchaser shall also pay for storage charges if Mellanox holds Products at Purchaser’s request pending instruction or rescheduled delivery. In no event shall the carrier be deemed to be an agent of Mellanox. Mellanox reserves the right to require payment in advance, or delay or cancel any shipment or order, by reason of Purchaser’s creditworthiness or should Purchaser have failed to fulfill any obligation, including payment obligations, when due. The Products shall be deemed accepted upon delivery if the Products delivered are the Products that were ordered for such delivery and in the quantities so ordered.
          (a) If Mellanox cannot comply with a delivery commitment, Mellanox will promptly notify Purchaser of a revised delivery date and Purchaser may, without derogating from any remedy available under law or this Agreement: (i) cancel without charge Products that were not delivered by the commitment Delivery Date and which remain not yet delivered however only provided Purchaser can demonstrate that it has been materially harmed by the delay in such delivery, including but not limited to documentation from its customers of order cancellation for the Products; or (ii) require Mellanox to deliver Products using priority freight delivery at Mellanox’s reasonable expense for the incremental freight charges

          (b) If Mellanox makes any shipment that is in excess of the quantity specified in the Order, Purchaser may return excess Products to Mellanox, at Mellanox’s reasonable expense.
          (c) Mellanox shall pack Products so as to protect them from loss or damage, in conformance with good commercial practice, government regulations, and other applicable requirements accepted by Mellanox. Each delivery of Products to Purchaser shall include a packing list that contains at least: (i) the Order number; (ii) the Purchaser part number; (iii) the quantity shipped; and (iv) the date of shipment.
     4. Quality.
     4.1 ISO 9001. Mellanox represents and warrants that the applicable manufacturers and shipping agents currently retained and will be retained by Mellanox as of the Effective Date are and will be ISO 9001 compliant. Mellanox intends to become ISO compliant in the future.
     4.2 Technical Audits. With reasonable advance written notice, not more than once a year, and in compliance with Mellanox’s security and safety requirements, Purchaser and/or a designated representative acceptable to Mellanox in its sole discretion may inspect Mellanox’s production facilities. Mellanox will inform its subcontractors of Purchaser’s right to inspect their facilities and will use reasonable efforts to secure such rights, each party to bear its own costs and expenses in the performance of any such Purchaser requested inspection. Any Purchaser inspection of Mellanox’s subcontractors’ and Mellanox’s facilities will be accompanied by an authorized representative of Mellanox and all information observed or obtained as part of such inspection shall be subject to the non-disclosure agreement between Mellanox and Purchaser.
     5. Limited Warranties.
     5.1 Limited Product Warranty. Mellanox warrants that the Product(s), for a period of twelve (12) months from the time of shipment, will be free from material defects in design, materials and workmanship and will conform in all material respects to the Product Specification(s) at the time of delivery. Purchaser may notify Mellanox in writing of any material non-conformance of either of the two foregoing limited warranties during the warranty period. Mellanox reserves the right to examine promptly any allegedly non-conforming Product and perform a failure analysis to determine if the alleged non-conformance is a result of defective materials or workmanship (in which case the remedies set forth herein shall apply), or does not exist or was caused by improper use or installation or damage in transit, or while in the control of Purchaser (in which case Purchaser shall have no right to any remedies hereunder. Following receipt of Purchaser’s written notification of non-conformance, Mellanox and Purchaser shall promptly correspond to exchange all relevant data reasonably necessary to determine the root cause of the alleged non-conformance and cooperate in good faith to establish a corrective action plan, provided that such correspondence shall not delay in any way Mellanox’s obligations for repair or replacement within the periods stated in this Section 5.1. If Mellanox determines that the non-conforming Product was non-conforming as a result of defective design, materials or workmanship, Mellanox will promptly issue a return material authorization (“RMA”) for the non-conforming Products and Purchaser will return the non-conforming unit or units to Mellanox’s designated facility in accordance with the instructions set forth in the RMA. Following the issuance of the RMA, Mellanox shall, at Mellanox’s option either (i) repair or replace any non-conforming Products within 21 days from the date the non-conforming products are received at Mellanox’s repair facility; or (ii) if such repair or replacement is not feasible, credit Purchaser for the amount paid for any non-conforming Products. Any such repair or replacement provided to Purchaser will not extend the original warranty for the products in question. The warranties set forth in this Section 5.1 will not apply to any Product to defects that are the result of an improper installation (unless performed by Mellanox or at its instructions), misuse or abuse.
     5.2 Sole Remedy. The foregoing sets forth Mellanox’s sole and exclusive obligation and Purchaser’s sole and exclusive remedy for any breach of the foregoing warranty,. Purchaser shall bear all risk of loss or damage to Products returned while in transit. In the event no defect or breach of warranty is discovered by Mellanox upon receipt of any returned item, the item will be returned to Purchaser at Purchaser’s expense and Purchaser will reimburse Mellanox for the transportation charges, labor, and the reasonable associated charges incurred in testing the allegedly defective item.
     5.3 Exceptions. Evaluation board Products, risk units and Product units from the first three wafer lots are sold “AS IS,” without any warranty of any kind, all provided that the Accepted Order clearly designated such Products as Products for which no warranty is provided and Purchaser expressly agrees in writing to such designation.
     5.4 Software Warranty. With respect to Software included in the Product and related Documentation, Mellanox warrants and represents to Purchaser:
          (a) That Mellanox has, as of date of delivery, sufficient license rights in and to the Software and Documentation to grant Purchaser a license to the Software; and
          (b) That to Mellanox’s knowledge following use of commercially available virus checking software, such Software will not (i) contain lock out devices or have any virus, disabling device, time bomb, Trojan horse, back door or any other harmful component, (ii) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides, (iii) alter, damage or erase any data or other computer programs without control of a person operating the computing equipment on which it resides or (iv) contain any code, key, node lock, time out or other function whether implemented by electronic, mechanical or means which restricts or may restrict use or access to programs or data based on residency on a specific hardware configuration, frequency or duration of use, or other limiting criteria.
     5.5 Epidemic Failure Warranty. In addition to the warranties specified above, Mellanox warrants all Products against Epidemic Failure. If a Product exhibits an Epidemic Failure, Mellanox will provide Purchaser, not later than five (5) business days following discovery of the Epidemic Failure (or other timeframe as mutually agreed upon), a root cause analysis and corrective action plan. Purchaser will make available information and assistance reasonably required to enable Mellanox to conduct its root cause analysis and provide its corrective action report. Once Purchaser approves the report, Mellanox will incorporate the corrective action in appropriate future Products.
          If an Epidemic Failure occurs, Mellanox may elect, at its sole discretion, to (i) have all applicable Products returned to Mellanox for repair or replacement; (ii) have the Products repaired or replaced in the field, if requested by Purchaser; (iii) credit Purchaser for the Products. If Purchaser chooses to perform a field repair, Mellanox will provide the appropriate replacement Products, parts or upgrades free of charge to Purchaser. Such Products, parts or upgrades will have the highest shipping priority.
     5.6 Disclaimer of Warranties. THE WARRANTY AND REMEDIES SET FORTH ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS,

IMPLIED, OR STATUTORY, AND, EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, MELLANOX HEREBY EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS TO THE FULLEST EXTENT PERMITTED BY LAW.
     6. Technical Support.
     6.1 Support. Mellanox shall provide to Purchaser the Technical Support set forth on Exhibit C hereto.
     6.2 With respect to Products that are out of warranty, replacement prices for Products outside of the warranty period shall be the same as the price for a new Product unit per Exhibit A
     6.3 Mellanox’s obligations to provide the aforesaid support and replacement services with respect to a Product shall continue throughout the term of this Agreement or for a period of five (5) years after the last Delivery of such Product under this Agreement, whichever is longer, and Mellanox shall accordingly maintain the capability to supply and shall provide replacement Products and Product spare parts.
     6.4 Outside of the standard warranty period, Mellanox reserves the right to offer, at Mellanox’s option, either of the following: (i) Last-time-buy(Per section 2.6); (ii) A substantially similar product(Form-Fit-Function compatible) or (iii) Grant Purchaser a royalty bearing license to continue the manufacturing of such products, however only to comply with existing obligations.
     7. Payment.
     7.1 Price. The prices (including any applicable volume discounts, if any) for the Products shall be the prices and volume discounts (if any) listed on Exhibit A of this Agreement; provided that Mellanox may generally increase any purchase price upon a 30-day prior written notice to Purchaser. If Mellanox does increase a purchase price, the new price will apply only to those Orders placed after 30 days from the receipt of the written notice by Purchaser, provided that quantities ordered during the notice period are consistent with the then current forecast, historical run rates and past purchases. Any reduced prices that are put into effect by Mellanox, shall automatically apply to all Orders issued by Purchaser after the effective date of such new prices and to all Products scheduled but unshipped against open Orders. Mellanox and Purchaser agree to discuss prices in good faith every six (6) months. All prices set forth on Exhibit A are exclusive of taxes, shipping and insurance charges, which shall be the sole and exclusive responsibility of Purchase (other than taxes based on the net income of Mellanox), provided that they are separately designated on the invoice issued by Mellanox. All payments due hereunder shall be in U.S. Dollars.
     7.2 Payment Terms. Mellanox shall invoice Purchaser for the purchase price of the Products upon shipment of the Products. All such invoices shall be due and payable within * ( * ) days after receipt by Purchaser. Mellanox reserves the right to require cash on delivery, subject to a negotiated discount on early payment. Neither party may offset or withhold any payments due from him to the other party.

*    Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

     8. Confidentiality.
     8.1 Confidentiality Obligations. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The receiving party shall, at all times both during the term of this Agreement and thereafter, keep in confidence and trust all of the disclosing party’s Confidential Information received by it. The receiving party shall not use the Confidential Information of the disclosing party other than as necessary to perform its obligations or exercise its rights under this Agreement. The receiving party shall take all steps to prevent unauthorized disclosure or use of the disclosing party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons and will protect the confidentiality of the Confidential Information with the same degree of care as the receiving party uses for its own similar information, but not less than reasonable care. The receiving party shall not disclose Confidential Information of the disclosing party to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the receiving party that protects the Confidential Information of the disclosing party. Each party shall be responsible for any breach of confidentiality by its respective officer, employees and consultants. The receiving party shall immediately give notice to the disclosing party of any unauthorized use or disclosure of disclosing party’s Confidential Information. The receiving party agrees to assist the disclosing party in remedying such unauthorized use or disclosure of its Confidential Information.
     The foregoing confidentiality obligations will not apply to any information that (a) is rightfully known by the receiving party without restriction prior to disclosure, (b) was developed by the receiving party prior to disclosure or is subsequently developed independently and without reference to the disclosure, (c) is or becomes publicly available through no fault of the receiving party, (d) is rightfully received from a third party with no duty of confidentiality, (e) is disclosed by the receiving party with the discloser’s written approval or (f) is disclosed under operation of law (but only to the extent and for the purposes of such legal requirement).
     9. Ownership.
     9.1 Intellectual Property Rights. Purchaser acknowledges and agrees that as between the parties all Intellectual Property Rights (as defined below) in and to the Products, all components thereof, and all enhancements, modifications and derivatives relating thereto, shall be and remain the exclusive property of Mellanox, excluding any third party software or components that Mellanox may incorporate within the Products sold hereunder. For the avoidance of doubt, all Intellectual Property Rights in any product of Purchaser into which a Product is incorporated or in conjunction with a Product is sold, all components thereof, and all enhancements, modifications and derivatives relating thereto shall be and remain the exclusive property of Purchaser. Any and all registered and unregistered intellectual property rights contained in and/or used in the course of manufacturing and developing the Product, including but not limited to patent rights, design rights, semiconductor or mask work rights, copyrights (including software), trademark rights, know-how, technical information, trade secrets and research, manufacturing and business methods whether now known or hereafter recognized in any jurisdiction (collectively “Intellectual Property Rights”), shall remain the exclusive property of Mellanox and, where applicable, its licensors. Except for the right expressly stated in this Agreement, the delivery and sale of the Products to Purchaser (a) does not convey to Purchaser or any third party any Intellectual Property Rights in or to the Products or any components of the Products, and (b) does not grant to Purchaser or any third party any license under any patents or patent applications of Purchaser. Purchaser shall not, and shall not permit any third party to, disassemble or analyze the physical construction of any Products (or any component thereof) for any purpose. Purchaser agrees not to remove or destroy any copyright, logo, trademark, trade name, proprietary markings or confidentiality legends placed upon or contained within the Products, its containers or any related materials or documentation.
     9.2 Private Labeling. With respect to Custom Products only, if Purchaser requests to produce Purchaser private label versions of Custom Products, Mellanox will ensure that such Custom Products contains Purchaser marks, serial number format and packaging as specified by Purchaser and conforms to Purchaser specifications for external appearance. Mellanox will fulfill such request, as long as there is no material change in form or dimensions of the Custom Products, Purchaser commits to purchase at least mutually acceptable volumes of such private labeled Products, and no commercially unreasonable action is required.
     9.3 Software License Grants. Any software or firmware incorporated in the Products is licensed, not sold, to Purchaser. Subject to the terms and conditions of this Agreement, Mellanox grants Purchaser a non-exclusive, non-transferable, royalty-free, worldwide, perpetual license to execute any software or firmware that may be incorporated in the Products solely in accordance with the applicable documentation and solely as incorporated in the Products and for the use, support, reproduction (in the case of software), display, offer and sale of the Products. All other rights are reserved. In addition, Mellanox hereby grants Purchaser and Voltaire, Inc., a license to its software drivers pursuant to the terms of the License Agreement attached hereto as Exhibit D.
     9.4 Use of Copyrighted Information. The software may not be modified in any way except upon the written permission of Mellanox. Mellanox reserves the right to revoke such authorization at any time, and any such use shall be discontinued immediately upon written notice from Mellanox. Any copy of the software or any accompanying documentation or portion thereof must include the copyright notice above and this permission notice.
     9.5 Documentation License. Subject to the terms and conditions of this Agreement, Mellanox hereby grants Purchaser a non-exclusive, non-transferable, worldwide license to reproduce and distribute the Documentation in connection with distribution or sale of Products in Purchaser’s name all Documentation and other information, other than Confidential Information, furnished by Mellanox under this Agreement.
     9.6 Trademarks. Mellanox Technologies and all other trademarks, service marks, trade names, and logos of Mellanox are owned by Mellanox, and may not be used in connection with any product or service that is not Mellanox’s without prior written consent of Mellanox. Mellanox may not use any of Purchaser’s trademarks, service marks, trade names, and logos without Purchaser’s prior written consent.
     9.7 Limitation of Use. Purchaser will have the right and authority worldwide to market and sell the Products (including sub-license the Software incorporate therein), whether on a stand alone basis or as an integrated with another product or system, provided that certain Products which are designated as such in Exhibit A, may not be sold on a stand alone basis.
     10. Intellectual Property Indemnification
     10.1 IP Indemnity. Mellanox agrees to defend Purchaser, Eligible Purchasers, and their officers, directors, employees, agents and representatives (“Indemnitees”) against any damages, losses,

costs and expenses, relating to any third party claim, demand, suit or cause of action, to the extent that it is based upon a claim that the Product supplied by Mellanox infringes any patent or copyright or any other intellectual property right, or misappropriates any trade secret, of such third party, and Mellanox agrees to pay any damages and costs, including any reasonable attorneys’ fees, awarded by a court against Purchaser as a result of such third party claim. The foregoing indemnity is conditioned upon Purchaser providing Mellanox notification in writing of such claim and providing further that Mellanox shall have the exclusive right to control the defense of such claim (with Purchaser having a right to participate at the defense or settlement at its own expense), provided that in the event that Mellanox does not assume the defense or settlement of the claim within a reasonable time (in any case not to exceed 15 days) following receipt of such notification, Purchaser shall be entitled to handle such defense and/or settlement independently and Mellanox shall indemnify Purchaser for all costs and expenses involved. Purchaser shall not settle or compromise any claim, lawsuit or proceeding without Mellanox’s prior written approval unless Mellanox has failed to defend and indemnify as required hereunder or is unable to defend and indemnify Purchaser. Mellanox may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of Purchaser without the prior express written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed. Purchaser shall reasonably cooperate with Mellanox and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnity. In the case of a claim of infringement Mellanox, at its sole option and expense, shall either (i) procure for Purchaser the right to continue to use and sell the Product, or (ii) replace or modify the Product and so that it becomes non-infringing, provided that such modification or replacement conforms in all material respects to the requirements of this Agreement.
     10.2 Limitations on Indemnity. Mellanox shall have no liability for any claim of infringement or misappropriation based on or arising from (i) any modification of the Products by Purchaser or any third party where such modifications is not specifically authorized by Mellanox in writing and is the sole cause for the infringement claim; (ii) the use of a superseded version of the Product if Mellanox provided a free replacement for the superseded Product and the replacement does not infringe, provided that no excuse shall apply to superseded versions sold by Purchaser prior to the provision of the replacement; and (iii) the combination or use of the Products or with materials not furnished by Mellanox, including any Purchaser product, to the extent such infringement would have been avoided if the Product were not so combined.
     10.3 Sole Remedy. The indemnity set forth in this Section 10 sets forth Purchaser’s sole and exclusive remedy and Mellanox’s sole and exclusive liability for any claims against Purchaser of intellectual property infringement by the Products.
     11. Limitations of Liability
     11.1 Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANYONE CLAIMING THROUGH OR UNDER THE OTHER PARTY, FOR ANY LOST PROFITS, LOST SAVINGS, PRODUCT DOWNTIME, OR LOST DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THE PRODUCTS OR THIS AGREEMENT, EVEN IF THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL CUMULATIVE LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE PRODUCTS OR THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT PAID AND PAYABLE TO

MELLANOX DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. Purchaser acknowledges and agrees that Mellanox’s pricing and the other terms of this Agreement are predicated on the limitations of Mellanox’s liability set forth above and acknowledges that Mellanox would not enter into this Agreement without such limitations.
     11.2 The limitation of damages set forth in Section 11.1 shall not apply to the parties’ liability under Section 8, a breach of license restrictions by Purchaser and to amounts payable under Section 10.
     12. Escrow
     12.1 Escrow Agreement. Within ninety (90) days after the Effective Date of this Agreement, Mellanox shall deposit with an escrow agent reasonably acceptable to Purchaser (the “Escrow Agent”), at Purchaser’s expense, a full and complete copy of all Technical Information as well as the names and addresses of Mellanox’s sources for parts not manufactured by Mellanox, including the appropriate part numbers for commercially available equivalents of electronic parts (the “Escrow Materials”), to be held in trust by the Escrow Agent for the benefit of Purchaser in accordance with the terms of the Escrow Agreement as shall be agreed by the parties with the Escrow Agent, which shall include, without limitation, the terms stated in this Section 12 (the “Escrow Agreement”). Mellanox shall update the Escrow Materials held by the Escrow Agent from time to time in its reasonable judgment and upon the introduction of any material change to the Technical Information, but no less often than once annually.
     12.2 Release Conditions. The Escrow Materials shall be released from the escrow and delivered to Purchaser immediately upon Purchaser’s undisputed notification to the Escrow Agent that a Trigger Event has occurred. A Trigger Event shall mean: (i) bankruptcy, liquidation, dissolution or receivership are initiated by or against Mellanox, its parent corporation or any other entity that owns the Intellectual Property Rights in the Products, and not terminated or cancelled within thirty (30) days (it is the duty of Mellanox to notify Purchaser promptly of the occurrence of any such event), or (ii) a Force Majeure situation affecting Mellanox, that does not have a similar effect on Purchaser, remains unresolved for thirty (30) consecutive days, or (iii) if at any time after Mellanox has been acquired by a third party, is merged into a third party, or sells all or substantially all of its assets to a third party, the failure to deliver when ordered at least eighty percent (80%) of the scheduled and agreed-upon delivery quantities of conforming Product for three (3) consecutive months or any six (6) months out of any rolling twelve (12) month period, provided that in the instance of any such breach, the breach has not been cured within thirty (30) days following receipt of notice;
To constitute a Trigger Event, an event must (a) materially affect the ability of Mellanox to perform its obligations under this Agreement; or (b) cause Mellanox to discontinue supplying Purchaser with Products and services under this Agreement (other than as a result of a breach by Purchaser). A Force Majeure Trigger Event will only exist if the parties mutually agree that Purchaser will be able to overcome the effects of the Force Majeure event more quickly and effectively than Supplier can. If a Trigger Event relates only to a certain part of the Products or services, the Escrow Materials to be released shall apply only to that specific part.
     12.3 Release Rights. Upon the release of the Escrow Materials in accordance with Section 12.2, and subject to the terms and conditions of this Agreement, Purchaser shall be granted a non-

exclusive, non-transferable (except pursuant to a permitted assignment of this Agreement in compliance with Section 14.12), worldwide, royalty-bearing license for no more than eighteen (18) months, unless at the end of that 18-month period the conditions having caused the original release from escrow have persisted, to support, reproduce (in the case of software), offer, sell, import, and manufacture the Products either on its own or through contractors on its behalf. The royalty payable to Mellanox for Products obtained by Purchaser through use of the Escrow Materials shall be equal to 40% for HCA Card Products and 50% for Silicon Products of the price paid by Purchaser for Products at the time of the Trigger Event. If at any time Mellanox can demonstrate that the conditions leading to the release from escrow are no longer in existence and Mellanox has the ability (directly or through a third party reasonably acceptable to Purchaser) to perform its obligations under the Agreement, then the release rights shall expire, Purchaser shall return the Escrow Materials into escrow, and Mellanox shall resume its supply and support obligations pursuant to the terms and conditions of this Agreement.
     13. Termination.
     13.1 Term of Agreement. This Agreement shall be effective upon the Effective Date and shall remain in force for a period of two (2) years (the “Initial Period”), unless terminated earlier as provided below. Following the Initial Period, the Agreement shall automatically renew for additional one-year periods unless one party notifies the other within 90 days prior to expiration that it does not intend to renew.
     13.2 Termination for Cause. This Agreement may be terminated by a party for cause effective upon written notice (which notice shall describe the alleged breach in reasonable detail) to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.
     13.3 Survival. Sections 1, 5, 6, 7, 8.1, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive termination or expiration of this Agreement.
     13.4 Effects of Termination. Upon any termination or expiration of this Agreement:
          (a) Termination by Mellanox shall have no effect on Orders issued prior to the effective date of termination. Any Order delivered after the effective date of termination shall be subject to all terms of this Agreement, provided that in the event of termination by Mellanox for non-payment by Purchaser, Mellanox shall be entitled to request from Purchaser reasonable financial assurance for meeting its payment obligations under such Orders.
          (b) Mellanox shall have no further obligation to accept any Order sent by Purchaser following termination.
          (c) Notwithstanding any termination of this Agreement, all licenses granted to customers for use of the Software will survive termination in accordance with the terms of the applicable license agreement. Further, termination or expiration shall not affect Purchaser’s right to market and sell Products already purchased by it or purchasable under outstanding Orders.

          (d) Termination shall not affect warranty and support obligations of Mellanox with respect to Products already delivered or that are to be delivered pursuant to outstanding Orders, and such warranty and support obligations shall continue beyond the term of this Agreement in accordance with their terms.
     13.5 Return of Materials Upon Termination. On or before ten (10) days after the termination of this Agreement, each party shall deliver to the other party all Confidential Information and other property of the other party, except to the extent required for the performance of provisions of this Agreement or for exercise of rights that survive its termination or for support by Purchaser of delivered Products. In lieu of returning Confidential Information of the other party, a party may destroy the other party’s Confidential Information and certify destruction within ten (10) days after the termination of this Agreement. Notwithstanding the foregoing, either party may request a return or destruction of its Confidential Information at any time upon written notice.
     14. General Provisions.
     14.1 Notice. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address first set forth above, or at such other place of which the other party has been notified in accordance with the provisions of this Section 14. Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.
     14.2 Force Majeure. Neither party shall be liable to the other in any way whatsoever for any failure or delay in performance of any of the obligations under this Agreement, arising out of any event or circumstance beyond the reasonable control of such Party and without such Party’s fault or negligence (including war, rebellion, civil commotion, acts of terror, general strikes, general lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought or bad weather; or the requisitioning or other unforeseeable act or order by any government department, council or other constituted body) (a “Delaying Cause”). A Delaying Cause does not include delays in transportation prior to delivery, shortages of material (except industry-wide shortage), delays by manufacturers or subcontractors (except for causes beyond such party’s reasonable control and without its fault or negligence) or economic consideration or inefficiencies.
          Any party whose performance is affected by a Delaying Cause will notify the other party promptly upon commencement of a Delaying Cause and will provide its best estimate of the expected duration of such occurrence. Any party whose performance is affected by a Delaying Cause will exercise reasonable diligence to overcome and effect cessation of the Delaying Cause and to mitigate effects thereof. Performance of the parties’ respective obligations to purchase and sell Product will be suspended to the extent affected by, and for the duration of, a Delaying Cause, and during pendency of a Delaying Cause affecting Mellanox’s ability to make timely Delivery. If, however, Mellanox’s performance is delayed for reasons set forth above for a cumulative period of ninety (90) days or more, Purchaser, notwithstanding any other provisions of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to Mellanox, without liability.
     14.3 Publicity. Neither party shall make any public announcement, except as the parties may mutually agree, as to the existence and details of the matters set forth in this Agreement (other than to employees, consultants, shareholders or as required by such parties’ disclosure obligations under the securities laws or regulations of the United States or any state thereof).
     14.4 Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.
     14.5 Allocation of Risk. The sections on limitation of liability and limitation of warranties allocate the risks of this Agreement between the parties. This allocation is reflected in the pricing of the Products and is an essential element of the basis of the bargain between the parties.
     14.6 Severability. If any part of this Agreement is found invalid or unenforceable, such part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.
     14.7 Compliance with Law. Both Parties warrant that they will comply with all applicable laws in their performance under this Agreement. Without limiting the foregoing, the parties agree that they will not export or re-export (directly or indirectly) any Products or documentation or other technical data therefore, in whole or in part, in violation of any applicable federal, state or local law, rules or regulations.
     14.8 Certification of Origin. Upon Purchaser’s request, Mellanox shall provide Purchaser with an appropriate certification stating the country of origin for Products sufficient to satisfy the requirements of (i) the customs authorities of the country of receipt and (ii) any applicable export licensing regulations, including those of the United States. Mellanox shall ensure that all Products are marked (or the Products’ container is marked if there is no room on the Products themselves or unless exempted from marking) with the country of origin. Mellanox shall ensure compliance in marking the Products with the requirements of the customs authorities of the country of receipt.
     14.9 Construction. The official text of this Agreement shall be in the English language, and any interpretation or construction of this Agreement shall be based solely on the English-language text. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion. This Agreement reflects the wording accepted by the parties and no rule of construction shall apply against either party. In the event of any conflict between the terms and conditions of the body of this Agreement and any Exhibit attached hereto, the terms and conditions of the body of the Agreement shall govern and prevail unless expressly specified otherwise in the relevant portion of the applicable Exhibit.
     14.10 Choice of Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Israel as applied to agreements entered into and to be performed entirely within Israel between Israeli residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement. All disputes arising hereunder shall be exclusively adjudicated in the competent court in the Tel Aviv-Jaffa district.

     14.11 Amendment. Except as expressly set forth herein, this Agreement may be amended or supplemented only by a writing that is signed by both parties.
     14.12 Assignment. Neither party assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party, except that either party may assign this Agreement in conjunction with a merger, acquisition, reorganization, change of control, or the sale of all or a substantial part of its business utilizing this Agreement. Any attempted assignment or delegation without such prior written consent will be null and void. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties’ respective successors and permitted assigns.
     14.13 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other party or to incur any obligation on its behalf.
     14.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.
     14.15 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.
IN WITNESS WHEREOF, the parties have caused this Agreement to be as of the Effective Date.

MELLANOX:		VOLTAIRE LTD.:

By:	/s/ Michael Gray	By:	/s/ Koby Segal

	Authorized Signatory		Authorized Signatory
	Title: CFO		Title: G. M. Israel
Date: 11-4-05		Date: 9 October 2005

EXHIBIT A
Products, Prices And Volume Discounts, Lead times

EXHIBIT B
Flexibility Agreement:
Days prior to the scheduled date of shipment:
Upsides:
For either product type, Mellanox will use commercially reasonable efforts to achieve the following upside capability.

* Days	*

* Days	*

* Days	*

In addition, Mellanox will use commercially reasonable efforts to satisfy any upside request.

HCA Cards:	Reschedules	Cancellation Charges

* Days	No Reschedules	No Cancellations

* Days	* out * Days	Purchaser will pay for material in Mellanox’s pipeline that can’t be reasonably redirected or sold to other customers within in * days

* days +	N/A	Purchaser will pay for long lead time material that can’t be reasonably redirected or sold to other Mellanox customers within in * days

Silicon Products:	Reschedules	Cancellation Charges

* Days	No Reschedules	No Cancellations

* Days	* out * Days	* of the purchase price for Products canceled that can’t be reasonably redirected or sold to other Mellanox customers within * days

* Days	* out * Days	* of the purchase price for Products canceled that can’t be reasonably redirected or sold to other Mellanox customers within * days

* Days +	Unlimited	None
For either Product Type, (i) Orders can not be rescheduled and then canceled; (ii) The cancellation liability is not reduced if an order is rescheduled; (iii) Orders can be rescheduled a maximum of 1 time per the guidelines above

*    Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBIT C
Technical Support
     Mellanox shall provide Technical Support to Purchaser as reasonably required to address ongoing needs and foster new business development.
     Designated Technical Support Contact. Mellanox shall designate at least one “Designated Support Contact” and at least one “Alternate” to receive Escalations from Purchaser, and shall provide Purchaser with written notice of the names of and contact information for such individuals.
Designated Technical Support Contact:
Erez Cohen
Mellanox Technologies Ltd.
Mail: erezc@mellanox.co.il
Tel : + 972 - 4 - 9097200 ext 378
Cell : + 972 - 54 - 5468801
Fax : + 972 - 4 - 9593245
www.mellanox.com
     Alternate;
Nimrod Gindi
Mellanox Technologies Ltd.
mail : nimrodg@mellanox.co.il
Tel : +972-4-9097200 ext 366
Fax : +972-4-9593245
Cellular : +972-54-5940201 (Israel)
Cellular : +1-408-750-4801 (USA)
POB 586, Yokneam, 20692, Israel

Exhibit E
Product Change Notification (PCN)
Introduction
Mellanox’s PCN procedure objective is to allow changes required to improve its products while, at the same time, maintain service stability and availability throughout the product life cycle. The PCN procedure ensures that all parties affected are informed of planned changes and it provides them with a record of changes.
The customer will be notified 30-120 days in advance, depending on the type of change.
     The PCN will be distributed to all Mellanox customers, which are currently using the product.
Other documents such as characterization and qualification reports will be provided upon customer request.
Product Change Levels
Level 1 — Customer approval required prior to shipment
Major changes that affect the form, fit, or function of the end product. These changes may or may not exceed the current product specification, but have significant known impact on the customer’s application or customer’s manufacturing process.
Notification — ( Commercially reasonable efforts — 120 days prior to change.
Initial customer feedback is required within 14 days.
Samples availability — 60 days prior to the change.
Level 2 — Notification only
Changes that have minor effect on the form, fit and function of a product.
These changes will not exceed current product specification but may have some impact on a customer’s manufacturing process. These types of changes are not expected to require any validation activity by the customer.
Notification — 30 days prior to change.
Level 3 — No notification
Changes that do not affect the form, fit or function of a product and that have no customer impact.